SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 22)

                                       1
                                 Amendment No.

                                Express Scripts
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    30218210
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement:  [  ]

PAGE 1 OF 9 PAGES

CUSIP NO.               30218210                        PAGE 2 OF 9 PAGES

(1)  NAME OF REPORTING PERSON           Pilgrim Baxter & Associates
       S.S. or I.R.S. IDENTIFICATION NO.
       OF ABOVE PERSON                  23-2797802
(2) CHECK THE APPROPRIATE BOX IF A      (A)     [X]
      MEMBER OF A GROUP*                (B)     [ ]

(3)  SEC USE ONLY

(4)  CITIZENSHIP OR
       PLACE OF ORGANIZATION      Pennsylvania

NUMBER OF               (5)     SOLE VOTING                   -0-
SHARES                          POWER
OWNED BY                (6)     SHARED VOTING           1,201,100
REPORTING                       POWER
PERSON                  (7)     SOLE                    1,201,100
WITH                            DISPOSITIVE
                                POWER
                        (8)     SHARED                       -0-
                                DISPOSITIVE
                                POWER

(9) AGGREGATE AMOUNT BENEFICIALLY                       1,201,100
      OWNED BY EACH REPORTING PERSON

(10) CHECK BOX IF THE AGGREGATE AMOUNT          [  ]
        IN ROW (9) EXCLUDES CERTAIN SHARES*

(11)  PERCENT OF CLASS REPRESENTED              7.2
       BY AMOUNT IN ROW (9)

(12)  TYPE OF REPORTING PERSON*                 IA

SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.               30218210                        PAGE 2 OF 9 PAGES

(1)  NAME OF REPORTING PERSON           Harold J. Baxter
       S.S. or I.R.S. IDENTIFICATION NO.
       OF ABOVE PERSON                  ###-##-####
(2) CHECK THE APPROPRIATE BOX IF A      (A)     [X]
      MEMBER OF A GROUP*                (B)     [ ]

(3)  SEC USE ONLY

(4)  CITIZENSHIP OR
       PLACE OF ORGANIZATION      Pennsylvania

NUMBER OF               (5)     SOLE VOTING                   -0-
SHARES                          POWER
OWNED BY                (6)     SHARED VOTING           1,201,100
REPORTING                       POWER
PERSON                  (7)     SOLE                    1,201,100
WITH                            DISPOSITIVE
                                POWER
                        (8)     SHARED                        -0-
                                DISPOSITIVE
                                POWER

(9) AGGREGATE AMOUNT BENEFICIALLY                       1,201,100
      OWNED BY EACH REPORTING PERSON

(10) CHECK BOX IF THE AGGREGATE AMOUNT          [X]
        IN ROW (9) EXCLUDES CERTAIN SHARES*

(11)  PERCENT OF CLASS REPRESENTED              7.2
       BY AMOUNT IN ROW (9)

(12)  TYPE OF REPORTING PERSON*                 OO

SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.               30218210                        PAGE 2 OF 9 PAGES

(1)  NAME OF REPORTING PERSON           Gary L. Pilgrim
       S.S. or I.R.S. IDENTIFICATION NO.
       OF ABOVE PERSON                 ###-##-####
(2) CHECK THE APPROPRIATE BOX IF A      (A)     [X]
      MEMBER OF A GROUP*                (B)     [ ]

(3)  SEC USE ONLY

(4)  CITIZENSHIP OR
       PLACE OF ORGANIZATION      Pennsylvania

NUMBER OF               (5)     SOLE VOTING                   -0-
SHARES                          POWER
OWNED BY                (6)     SHARED VOTING           1,201,100
REPORTING                       POWER
PERSON                  (7)     SOLE                    1,201,100
WITH                            DISPOSITIVE
                                POWER
                        (8)     SHARED                        -0-
                                DISPOSITIVE
                                POWER

(9) AGGREGATE AMOUNT BENEFICIALLY                       1,201,100
      OWNED BY EACH REPORTING PERSON

(10) CHECK BOX IF THE AGGREGATE AMOUNT          [X]
        IN ROW (9) EXCLUDES CERTAIN SHARES*

(11)  PERCENT OF CLASS REPRESENTED              7.2
       BY AMOUNT IN ROW (9)

(12)  TYPE OF REPORTING PERSON*                 OO

SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.               30218210                PAGE 2 OF 9 PAGES

(1)  NAME OF REPORTING PERSON           PBHG Growth Fund
       S.S. or I.R.S. IDENTIFICATION NO.
       OF ABOVE PERSON                  23-2721828
(2) CHECK THE APPROPRIATE BOX IF A      (A)     [X]
      MEMBER OF A GROUP*                (B)     [ ]

(3)  SEC USE ONLY

(4)  CITIZENSHIP OR
       PLACE OF ORGANIZATION      Pennsylvania

NUMBER OF               (5)     SOLE VOTING                   -0-
SHARES                          POWER
OWNED BY                (6)     SHARED VOTING           1,008,800
REPORTING                       POWER
PERSON                  (7)     SOLE                    1,008,800
WITH                            DISPOSITIVE
                                POWER
                        (8)     SHARED                        -0-
                                DISPOSITIVE
                                POWER

(9) AGGREGATE AMOUNT BENEFICIALLY                       1,008,800
      OWNED BY EACH REPORTING PERSON

(10) CHECK BOX IF THE AGGREGATE AMOUNT          [  ]
        IN ROW (9) EXCLUDES CERTAIN SHARES*

(11)  PERCENT OF CLASS REPRESENTED              6.0
       BY AMOUNT IN ROW (9)

(12)  TYPE OF REPORTING PERSON*                 IV

SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.
(a)  NAME OF ISSUER   Express Scripts
(b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
     2369 Schuetz Road, St. Louis, MO  63146

ITEM 2.
(a)  NAME OF PERSON FILING     Pilgrim Baxter & Associates
(b)  ADDRESS OF PRINCIPAL BUSINESS OR, IF NONE, RESIDENCE
     1255 Drummers Lane Suite 300, Wayne, PA  19087
(c)  CITIZENSHIP  Pennsylvania
(d)  TITLE OF CLASS OF SECURITIES  Common Stock
(e)  CUSIP NUMBER  30218210

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

(a)  [  ] BROKER REGISTERED UNDER SECTION 15 OF THE ACT
(b)  [  ] BANK AS DEFINED IN SECTION 3(a)(6) OF THE ACT
(c)  [  ] INSURANCE COMPANY AS DEFINED IN SECTION 3(a0(19) OF THE ACT
(d) [ ] INVESTMENT COMPANY REGISTERED UNDER SECTION 203 OF THE INVESTMENT ADVISERS ACT OF 1940
(e) [X ] INVESTMENT ADVISER REGISTERED UNDER SECTION 203 OF THE INVESTMENT ADVISERS ACT OF 1940
(f) [ ] EMPLOYEE BENEFIT PLAN, PENSION FUND WHICH IS SUBJECT TO THE PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974 OR ENDOWMENT FUND; SEE 240.13d-1(b)(1)(ii)(F)
(g)  [  ] PARENT HOLDING COMPANY, IN ACCORDANCE WITH 240.13d-1(b)(ii)(G)
          (NOTE: SEE ITEM 7)
(h)  [  ] GROUP, IN ACCORDANCE WITH 240.13d-1(b)(1)(ii)(H)

ITEM 4.  OWNERSHIP
(a)  AMOUNT BENEFICIALLY OWNED          1,201,100
(b)  PERCENT OF CLASS                   7.2
(c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
(i)  SOLE POWER TO VOTE OR DIRECT THE VOTE                            -0-
(ii)  SHARED POWER TO VOTE OR DIRECT THE VOTE                   1,201,100
(iii)  SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION OF       1,201,100
(iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF         -0-

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES, CHECK THE FOLLOWING [ ] .

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTING ON BY THE PARENT HOLDING COMPANY

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

ITEM 10.  CERTIFICATION
THE FOLLOWING CERTIFICATION SHALL BE INCLUDED IF THE STATEMENT IS FILED PURSUANT TO RULE 13d-1(b):
BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING
SUCH PURPOSES OR EFFECT.

SIGNATURE
AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

DATE:   February 14, 1997
BY:    /s/  Harold J. Baxter
TITLE:   Chief Executive Officer
BY:   /s/   Gary L. Pilgrim
TITLE:    Chief Investment Officer